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                     [LETTERHEAD OF O'MELVENY & MYERS LLP]



May 2, 2002
Avant! Corporation
46871 Bayside Parkway
Fremont, California 94538


             RE:   MERGER OF SYNOPSYS, INC.
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Ladies and Gentlemen:

         You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization (the "REORGANIZATION") involving the exchange of stock of Avant! Corporation, a Delaware corporation (the "COMPANY"), for stock of Synopsys, Inc., a Delaware corporation ("PARENT"), in a statutory merger of the Company with and into Maple Forest Acquisition L.L.C., a Delaware limited liability company that is wholly owned by Parent ("MERGER SUB"), in a transaction (the "MERGER") intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE").1

         In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of December 3, 2001 (the "AGREEMENT"); and (ii) the Officers' Certificates to be provided by the Company, Merger Sub and Parent to the undersigned (the "CERTIFICATES") at the closing of the Merger, in the form attached as exhibits to the Agreement. In rendering this opinion, we are assuming that the representations made by the Company, Merger Sub and Parent in the Agreement and that will be made in the Certificates at the closing of the Merger are true and correct as of the date of this opinion and will be true and correct as of the Effective Time of the Merger, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger, as defined in the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and
(b) the Merger will be effective under the laws of the State of Delaware.




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1  All references to Sections are to the Internal Revenue Code of 1986, as
   amended.

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Avant! Corporation - Page 2

                                     OPINION

         Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code and that the Company, Parent and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Based on this conclusion, the following additional material U.S. federal income tax consequences will result from the Merger:

         o A stockholder of the Company will not recognize any income, gain or loss as a result of the receipt of the stock of Parent in exchange for their stock of the Company pursuant to the Merger, except with respect to cash received in lieu of fractional Parent common shares;

         o The aggregate tax basis to a Company stockholder of the Parent common shares received in exchange for Company common shares pursuant to the Merger will equal such Company stockholder's aggregate tax basis in the Company common stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share interest in Parent common shares for which cash is received;

         o The holding period of a Company stockholder for the Parent common shares received pursuant to the Merger will include the holding period of the Company common shares surrendered in exchange therefor;

         o A stockholder of the Company who receives cash in lieu of a fractional Parent common share pursuant to the Merger will be treated as having received such cash in exchange for such fractional share and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the Company common shares allocable to such fractional share; and

         o No income, gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger.

         This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including the assumption that representations made by the Company and Parent in the Agreement and to be made in the Certificates at the closing of the Merger will be true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein.

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Avant! Corporation - Page 3

Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

         We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 (No. 333-75638) filed by Parent with the Securities and Exchange Commission. We also consent to all references to us in the Registration Statement and the Proxy Statement/Prospectus constituting a part thereof under the captions "Material U.S. Federal Income Tax Consequences of the Merger," and "Legal Matters." This opinion is delivered to the Company for the benefit of the Company and its stockholders. This opinion may not be made available to any other person or entity without our prior written consent.

                                            Respectfully submitted,

                                            /s/ O'MELVENY & MYERS LLP